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                                                                 Exhibit (a)(12)

                               DANAHER CORPORATION
                    2099 Pennsylvania Avenue, NW, 12th Floor
                           Washington, D.C. 20006-1813


                                                       TELEPHONE (202) 828-0850
                                                       TELECOPIER (202) 828-0860



FOR IMMEDIATE RELEASE                  CONTACT:   PATRICK W. ALLENDER
                                                  CHIEF FINANCIAL OFFICER
                                                  (202) 828-0850



                  DANAHER CORPORATION COMPLETES TENDER OFFER

                          FOR MICROTEST, INC.

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      Washington, D.C., July 24, 2001 - Danaher Corporation (NYSE:DHR) announced today that it has completed its tender offer for outstanding shares of Microtest, Inc. (NASDAQ:MTST) common stock, at a price of $8.15 per share. The tender offer expired at 12:00 midnight on July 23, 2001. Danaher Corporation has been advised by the depositary for the tender offer that as of the expiration of the tender offer 7,856,064 shares of Microtest common stock (including 36,248 shares subject to guaranteed delivery), representing approximately 90.611% of the outstanding shares of common stock, had been validly tendered and not withdrawn pursuant to the offer and has accepted such shares for payment. As previously announced, Danaher Corporation plans to acquire the remaining Microtest shares at $8.15 per share through a cash merger, expected to be completed shortly.

      Microtest is a leading provider of network test and connectivity products.

      Danaher Corporation is a leading manufacturer of Process/Environmental Controls and Tools and Components. (www.danaher.com)

      Statements in this document that are not strictly historical may be "forward-looking" statements, which involve risks and uncertainties. These include economic and currency conditions, market demand, pricing, and competitive and technological factors, among others, as set forth in the companies' respective SEC filings.